EXHIBIT 99.1

For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

For Immediate Release

PrivateBancorp, Inc. Raises $147.6 Million in New Capital
  Completes Underwritten Public Offering of Common Stock
and Sale of Preferred Stock to GTCR Golder Rauner

CHICAGO, June 11, 2008— PrivateBancorp, Inc. (the “Company”) (NASDAQ:  PVTB) today announced it has closed two capital-raising transactions that resulted in net proceeds of $147.6 million to the Company.

The Company closed its previously announced underwritten public offering of 4 million shares of newly issued common stock at a public offering price of $34.00 per share, for net proceeds of $130.6 million after deducting underwriting commissions.

It also completed the sale of approximately $17 million of the Company’s Series A preferred stock to certain funds managed by an affiliate of GTCR Golder Rauner, L.L.C. (“GTCR”) in connection with the exercise of GTCR’s pre-emptive rights triggered by the public offering. GTCR purchased from the Company 522.963 shares of the Company’s Series A convertible preferred stock, which is convertible into 522,963 common shares and has no voting rights. The purchase price of the preferred stock on an as-converted basis was $32.64 per share, representing the same price as the common stock sold by the Company to the underwriters in the public offering.

The Company will use the net proceeds from the two transactions to fund the ongoing execution of its Strategic Growth Plan and for other general corporate purposes.

Keefe, Bruyette & Woods, Inc. acted as sole book manager and Robert W. Baird & Co. Incorporated was co-lead manager for the public offering. Co-managers were William Blair & Company, L.L.C., and SunTrust Robinson Humphrey, Inc.

The shares of common stock were issued pursuant to a prospectus supplement to the prospectus filed as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-150767). This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus and related prospectus supplement may be obtained from Keefe, Bruyette & Woods at The Equitable Building, 787 Seventh Avenue, 4th floor, New York, NY 10019, Attn: Prospectus Department, or by calling 1-800-221-3246.

About PrivateBancorp, Inc.

PrivateBancorp, Inc. is a growing diversified financial services company with 22 offices in nine states and more than $6 billion in assets as of March 31, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.